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                           [COMMONWEALTH ANNUITY LOGO]

              132 Turnpike Road, Suite 210, Southborough, MA 01772

                     TEXAS OPTIONAL RETIREMENT PROGRAM RIDER

As used in this Rider, "Contract" means the contract or certificate to which this Rider is attached. This Rider forms a part of the Contract to which it is attached from the Date of Issue. Terms not defined in this Rider have the meaning given to them in the Contract. In the event of any conflict between the terms of this Rider and the terms of the Contract, the terms of this Rider shall prevail over the terms of the Contract. The Contract, as amended, is intended to comply with the laws of the State of Texas.

     1. If You terminate active participation in the Texas Optional Retirement Program ("ORP") prior to the date that your employer contributions become vested, We will refund the entire amount of actual unvested ORP employer contributions upon request, in accordance with rules and procedures promulgated by the Texas Higher Education Coordinating Board.

     2. No benefits are payable under this contract until Your (i) death; (ii) retirement; (iii) termination of employment in all institutions of higher education (as provided in the Texas ORP); or (iv) attainment of age 70 1/2.

     3.   No loans may be taken from the Contract.

     4. We reserve the right to amend or modify the Contract or this Rider to the extent necessary to comply with any law, regulation, ruling or other requirement necessary to participate in the Texas ORP. We will send You a copy of any such amendment to this Rider.

Except as modified herein, all terms and conditions of the Contract remain unchanged.

IN WITNESS WHEREOF, Commonwealth Annuity and Life Insurance Company has caused this Rider to be signed by its President and Secretary


           /s/ Michael Reardon                         /s/ Samuel Ramos
----------------------------------------     -----------------------------------
                President                             Corporate Secretary

4010-07